Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES PRICING

OF $1,440 MILLION JUNIOR-PRIORITY SECURED NOTES

FRANKLIN, Tenn. (May 4, 2021) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has priced an offering of $1,440 million aggregate principal amount of its 6.125% Junior-Priority Secured Notes due 2030 (the “Notes”) (the “Notes Offering”). The sale of the Notes is expected to be consummated on or about May 19, 2021, subject to customary closing conditions.

The Issuer intends to use the net proceeds from the Notes Offering, together with cash on hand, to redeem all of its outstanding 8.125% Junior-Priority Secured Notes due 2024 and to pay related fees and expenses.

The Notes are being offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts:	Media Contact:
Kevin J. Hammons, 615-465 7000	Tomi Galin, 615-628-6607
President and Chief Financial Officer	Senior Vice President, Corporate
or	Communications, Marketing and Public Affairs
Ross W. Comeaux, 615-465-7012
Vice President – Investor Relations

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